Exhibit 10.7

November 19, 2019

Robert T. Abraham, Ph.D.

Re:	Offer of Employment

Dear Bob:

On behalf of Vividion Therapeutics, Inc. (the “Company”), I am pleased to extend an offer for you to join Vividion as Chief Scientific Officer, and in the paragraphs below, set forth the terms of your employment with the Company:

1. Position. You will be employed to serve Vividion as Chief Scientific Officer effective February 1, 2020 (the “Start Date”), and you will report to the Company’s Chief Executive Officer. This is a full-time position. Unless otherwise agreed in writing by you and the Company, you shall perform services pursuant to this Agreement at the Company’s headquarters in San Diego, California. You agree that, to the best of your ability and experience, you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you. During the term of your employment, you further agree that (i) you will devote substantially all of your business time and attention to the business of the Company, (ii) the Company will be entitled to all of the benefits and profits arising from or incident to all such work services, (iii) you will not render commercial or professional services of any nature to any person or organization without the prior written approval of the Company’s Chief Executive Officer, and (iv) you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Notwithstanding the above, you may participate in civic, educational, charitable or fraternal organizations. This Agreement does not prevent you from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange and is a competitor or potential competitor of the Company.

2. Salary and Incentive Compensation. The Company will pay you a starting base salary at the rate of $400,000.00 per year (your “Base Salary”), payable in accordance with the Company’s standard payroll schedule. This salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. In addition, you will be eligible for incentive compensation pursuant to the Company’s incentive compensation plans in effect from time to time. In order to earn incentive compensation for any specific year, you must be employed by the Company as of the last day of the fiscal year to which it applies. Your initial eligible target incentive compensation will be 35% of your Base Salary, prorated for the portion of the year you are an employee.

3. Equity Incentive. You will be eligible to participate in the Company’s equity incentive program, subject to approval by the Company’s Board of Directors (the “Board”). We will recommend to the Board promptly after execution by you of this letter that you be granted an option to purchase 1.00% shares of the Company’s common stock, at its then fair market value (the “Option”). Your eligibility for the Option will be governed by the Company’s stock plan and any associated equity agreement required to be entered into by you and the Company (collectively, the “Equity Documents”). The Option will vest over four years, with the first 25% vesting on the first anniversary of the commencement of your employment, and the remainder vesting in 36 equal monthly installments thereafter.

4. Option Acceleration on termination without Cause or for Good Reason. If your employment with the Company is terminated by the Company without Cause or you terminate your employment for Good Reason, then, subject to the Separation Conditions (as defined below) a portion of the unvested Options shall vest as of the termination date as follows: (i) if such termination is prior to the first anniversary of your employment, you shall receive three months’ of additional vested Options; and (ii) if such termination is after the first anniversary of your employment, you shall receive six months’ of additional vested Options. For the avoidance of doubt, the option acceleration provisions set forth in this paragraph 4 and in paragraph 5 below are expected to be applied by the Board to options granted to you in the future to the extent that they are determined in good faith by the Board to be standard options and not part of a special bonus or incentive plan or arrangement where the Board determines that they will not serve the purpose of such plan or arrangement.

5. Option Acceleration on Change of Control. If the Company is subject to a Change in Control (as defined in the Equity Documents), and (i) within 30 days prior to consummation of such Change of Control you are terminated without Cause, or (ii) within 12 months thereafter you are terminated without Cause, or you terminate your employment for Good Reason, then in either case, 100% of the then unvested portion of your Option shall vest immediately prior to your termination, subject to the Separation Conditions (as defined below).

6. Benefits. You may participate in any and all bonus and benefit programs (including health insurance) that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.

7. Representation Regarding Other Obligations. You also will be required to sign, as a condition of your employment, an Employee Proprietary Information and Inventions Assignment Agreement (the “EPIIAA”), a copy of which is enclosed. This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition or other agreements that restrict your employment activities or that may affect your ability to devote time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.

8. Termination; Salary Continuation. If, at any time, the Company terminates your employment without Cause or you resign from the Company for Good Reason, and provided, in each case, such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you shall be entitled to receive:

(a) an amount equal to 6 months’ of your then-current base salary, less all applicable tax withholdings and deductions, paid over a 6 month period (the “Severance Period”), on the schedule described below (the “Salary Continuation”); and

(b) if you are eligible for and timely elect to continue the health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”) following your termination date, the Company will pay the COBRA group health insurance premiums for you and your eligible dependents until the earliest of (A) the close of the Severance Period, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Internal Revenue Code of 1986, as amended and the treasury regulations thereunder (the “Code”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you, on the last day of each remaining month of the Severance Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums, and shall be paid until the earlier of (i) expiration of the Severance Period or (ii) the date you enroll in a health insurance plan offered by another employer or entity.

Your receipt of the amounts in clause (a) and clause (b), above, is contingent upon (A) your continued compliance with all applicable restrictive covenants, including, without limitation, your ECAA; and (B) your execution and delivery to the Company of an effective, general release of claims in favor of the Company in a form acceptable to the Company (the “Release”) within 45 days following your termination date (collectively, the “Separation Conditions”). The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the later to occur of (i) the 60th day following your Separation from Service or (ii) the effective date of the Release. On such later date, the Company will pay you in a lump sum the Salary Continuation that you would have received on or prior to such date under the original schedule but for the delay, with the balance of the Salary Continuation being paid as originally scheduled.

“Cause” will mean the occurrence of any of the following events: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) your intentional, material violation of any contract or agreement between you and the Company or of any statutory duty owed to the Company; (iv) your intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) your gross misconduct.

“Good Reason” shall mean (i) a material diminution in your base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company; (ii) a material diminution of your authority, duties or responsibilities at the Company; (iii) a change of more than 50 miles in the geographic location at which you provide services to the

Company, so long as you provide at least 90 days’ notice to the Company following the initial occurrence of any such event described in (i), (ii) or (iii) and the Company fails to cure such event within 30 days thereafter, and provided that you tender your resignation effective within 60 days after any such failure to cure.

9. Taxes. All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company the Board related to tax liabilities arising from your compensation.

10. Code Section 409A. It is intended that all of the severance benefits and other payments and benefits payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to you prior to the earliest of (a) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (b) the date of your death or (c) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

11. Parachute Payments. If any payment or benefit received or to be received by you pursuant to this letter agreement or any other plan, arrangement or agreement including, but notlimited to, the acceleration of vesting of options (the “Total Payments”) would constitute (in wholeor in part) an “excess parachute payment” within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall use best efforts to obtain a shareholder vote to prevent such Total Payments from being treated as “excess parachute payments”

within the meaning of Section 280G(b) of the Code. If that vote cannot be obtained, then the amount of the Total Payments shall be reduced until the aggregate “present value” (as that term is defined in Section 280G(d)(4) of the Code) using the applicable federal rate (determined under Section 1274(d)of the Code) of the Total Payments is such that no part of the Total Payments constitutes an “excess parachute payment” within the meaning of Section 280G(b) of the Code; provided, however, that such a reduction shall be made only to the extent that it is to the benefit of you by increasing the present value (determined pursuant to economic principles rather than Section 280G(d)(4)) of the after-tax Total Payments.

12. Interpretation, Amendment and Enforcement. This Offer Letter, the ECAA and the Equity Documents constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Offer Letter and the resolution of any disputes as to the meaning, effect, performance or validity of this Offer Letter or arising out of, related to, or in any way connected with, this Offer Letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State of California in connection with any Dispute or any claim related to any Dispute.

13. At Will Employment. Your employment with the Company will be on an “at will” basis. In other words, you or the Company may terminate your employment for any reason and at any time, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

In addition, this offer is subject to satisfactory background and reference checks. As with all employees, our offer to you is also contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

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We look forward to a long and rewarding relationship in building an exceptional company with high impact on the patients that our medicines will serve. By signing below, you have accepted this offer of employment.

Sincerely,

/s/ Diego Miralles Diego Miralles
Chief Executive Officer
VIVIDION THERAPEUTICS, INC.

ACCEPTANCE OF EMPLOYMENT OFFER:

I accept the offer of employment by Vividion Therapeutics on the terms described in this letter.

Signature:	/s/ Robert T. Abraham

Date:	December 5, 2019

My start date will be:	February 1, 2020